As of 1/1/2026, Buena Capital Advisors LLC is known as Ivy Invest Corporation

INSTITUTIONAL INVESTMENT STRATEGY FUND

AMENDED INVESTMENT ADVISORY AGREEMENT

This Amended Investment Advisory Agreement (this “Agreement”) is made and entered into effective as of November 25, 2024 by and between the Institutional Investment Strategy Fund (the “Fund”), a Delaware statutory trust and Buena Capital Advisors LLC, a Delaware corporation (the “Adviser”).

WHEREAS, the Fund is closed-end management investment company that operates as an interval fund, registered under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and engages in the business of asset management; and

WHEREAS, the Board of Trustees of the Fund (the “Trustees” or the “Board”) has approved this Agreement, and the Adviser is willing to furnish certain investment advisory services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.
Obligations of the Investment Adviser.

(A)
Services. The Adviser agrees to perform the following services (the “Services”) for the Fund:

(i)
manage the investment and reinvestment of the assets of the Fund;

(i)
execute and deliver all documents relating to the investments of the Fund and the placing of orders for purchases and sales of portfolio investments;

(ii)
continuously review, supervise, and administer the investments consistent with the objectives and strategy of the Fund;

(iii)
determine, in its sole discretion, the securities to be purchased, retained or sold (and implement those decisions) with respect to the Fund and what portion of the Fund’s assets shall be held uninvested;

(iv)
provide the Fund with records concerning the Adviser’s activities under this Agreement that the Fund is required to maintain;

(v)
render regular reports to the Fund’s Trustees and officers concerning the Adviser’s discharge of the foregoing responsibilities, including, but not limited to, reviewing investment policies and investment selection with the Board every quarter;

(vi)
within the framework of the fundamental policies, investment objectives, and investment restrictions of the Fund and the Fund’s registration statement, and subject to relevant law and the oversight of the Board, negotiate and enter into loan arrangements, prime brokerage arrangements, total rate-of-return swaps and/or other forms of debt financing and borrowing of money, using the assets of the Fund as collateral for such borrowings, subject to custody requirements of the 1940 Act;

(i)
provide the Fund with investment research and statistical data, advice and supervision, data processing and clerical services consistent with the Fund’s investment program;

(ii)
furnish the Fund and/or the Board with information the Fund and/or the Board may reasonably request with respect to the securities that the Fund may hold or contemplate purchasing;

(iii)
provide the Fund, upon reasonable notice, with access to the Adviser’s offices to review Fund records maintained by the Adviser; and

(iv)
advise and assist the officers of the Fund in taking such steps as are necessary or appropriate to carry out the decisions of the Board and its committees with respect to the foregoing matters and the conduct of the business of the Fund.

The Adviser shall discharge the foregoing responsibilities subject to the control of the Board and officers of the Fund and in compliance with: (i) such policies as the Board may from time to time establish, including, but not limited to, the Fund’s Agreement and Declaration of Trust and its By-Laws, and any amendments thereto; (ii) the Fund’s objectives, policies and limitations as set forth in such Fund’s prospectus and statement of additional information, as the same may be amended from time to time; and (iii) with all applicable laws and regulations.

All of the Services to be furnished by the Adviser under this Agreement may be furnished through the medium of any directors, officers or employees of the Adviser or through such other parties as the Adviser may determine from time to time, including, without limitation, to the extent approved by the Trustees of the Fund, and consistent with the 1940 Act and with all applicable laws, rules and regulations (hereinafter collectively referred to as the “Rules”), any investment sub-adviser (“Sub-Adviser”) selected by the Adviser.  In such case, the Adviser will oversee the Sub-Adviser in carrying out the Services as further described in the Investment Sub-Advisory Agreement with the Sub-Adviser.  The appointment of Sub-Advisers shall be subject to approval by the Board and, to the extent required by the 1940 Act or any other law or regulation, approval of the shareholders of the relevant Fund (unless exemptive relief from shareholder approval is available).

(B)
Expenses and Personnel. The Adviser agrees to pay the compensation and expenses of any persons rendering any services to the Fund who are directors, officers, employees, members or stockholders of the Adviser and will make available, without expense to the Fund, the services of such employees as may duly be elected Trustees or officers of the Fund, subject to their individual consent to serve and to any limitations imposed by law.

The Adviser agrees to pay all expenses incurred by the Fund except for the fee paid to the Adviser pursuant to this Agreement, interest, taxes, brokerage commissions and other expenses incurred in placing or settlement of orders for the purchase and sale of securities and other investment instruments, acquired fund fees and expenses, accrued deferred tax liability, extraordinary expenses, shareholder servicing fees and distribution fees and expenses paid by the Trust under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act (collectively, “Excluded Expenses”).

The Adviser shall be responsible for all reasonable costs and expenses associated with any special meetings of the Fund or shareholders convened for the primary benefit of the Adviser (the legal fees associated with preparing a proxy statement and associated mailing and solicitations costs).

(C)
Books and Records. All books and records prepared and maintained by the Adviser for the Fund under this Agreement shall be the property of the Fund and, upon request therefor, the Adviser shall surrender to the Fund such of the books and records so requested, provided, however, that the Adviser shall retain, maintain and preserve copies of all such books and records deemed necessary, appropriate or required to be maintained by the Adviser under applicable Rules.

2.
Fund Transactions. The Adviser is authorized to select investments for the Fund that are consistent with the objectives and strategies of the Fund.  The Adviser is authorized to select the investment bankers, brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund. With respect to brokerage selection, the Adviser shall seek to obtain the best overall execution for Fund transactions, which is a combination of price, quality of execution and other factors. The Adviser may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Adviser with brokerage, research, analysis, advice and similar services, and the Adviser may pay to these brokers and dealers, in return for such services, a higher commission or spread than may be charged by other brokers and dealers, provided that the Adviser determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of the Adviser to the Fund and its other clients and that the total commission paid by the Fund will be reasonable in relation to the benefits to the Fund and the Adviser’s other clients over the long-term. The Adviser will promptly communicate to the officers and the Trustees of the Fund such information relating to portfolio transactions as they may reasonably request.

The parties agree that it is in the interests of the Fund that the Adviser have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to a Fund than may result when brokerage is allocated to other brokers on the basis of the best price and execution. In selecting brokers or dealers to execute a particular transaction and in evaluating the best price and execution available, the Adviser or the Sub-Adviser may consider the brokerage and research services (as such terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Fund and/or other accounts over which the Adviser exercises investment discretion.

3.
Compensation of the Adviser. For all of the Services to be rendered as provided in this Agreement, as of the last business day of each month, the Fund will pay the Adviser a fee based on the Fund’s average daily net assets at an annual rate of 0.75%, paid monthly in arrears.

The average value of the daily net assets of the Fund shall be determined pursuant to the applicable provisions of the Fund’s Agreement and Declaration of Trust or a resolution of the Board of Trustees, if required.  If, pursuant to such provisions, the determination of net asset value of the Fund is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of the Fund, as last determined, shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of the Fund's net assets may lawfully be determined, on that day.  If the determination of the net asset value of the Fund has been suspended for a period including such month, the Adviser’s compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month).

4.
Status of Investment Adviser. The Services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its Services to the Fund are not impaired thereby and provided that whenever the Fund and one or more other accounts advised by the Adviser are prepared to purchase or sell the same security, available investments or opportunities for sales will be allocated in accordance with the written policies of the Adviser and in a manner believed by the Adviser to be equitable to each entity under the specific circumstances. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized within this Agreement or by other written authority, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser, who may also be a Trustee, officer or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

5.
Permissible Interests. Trustees, agents and shareholders of the Fund are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, stockholders or otherwise; and directors, partners, officers, agents and stockholders of the Adviser are or may be interested in the Fund as Trustees, stockholders or otherwise; and the Adviser (or any successor) is or may be interested in the Fund as a stockholder or otherwise.

6.
Limits of Liability. The Adviser assumes no responsibility under this Agreement other than to render the Services called for hereunder. The Adviser shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement.  It is agreed that the Adviser shall have no responsibility or liability for the accuracy or completeness of the Fund’s registration statement under the 1940 Act or the Securities Act of 1933, as amended (“1933 Act”), except for information supplied by the Adviser for inclusion therein.

7.
Limitation of Liability to Fund Property. It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of Trustees, officers, employees, agents or nominees of the Fund, or any shareholders of any share of the Fund, personally, but bind only the property of the Fund, as provided in the Fund’s Agreement and Declaration of Trust.  The execution and delivery of this Agreement have been authorized by the Trustees and shareholders of the Fund and signed by officers of the Fund, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Fund as provided in its Agreement and Declaration of Trust.

8.
Proxy Voting and Other Corporate Matters. The Adviser has the authority and will take any and all action and provide any and all advice with respect to the voting of securities held by the Fund in accordance with the Fund’s Proxy Voting Policies and Procedures, as amended and revised from time to time, including employing specialized agent or firms that are authorized to vote securities held by the Fund, or delegating its authority to vote the proxies of securities held by the Fund to a sub-adviser. The Adviser agrees to provide the Fund in a timely manner with a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Fund to file Form N-PX as required by Rule 30b1-4 under the 1940 Act. With the Fund’s approval, the Adviser shall also have the authority to: (i) identify, evaluate and pursue legal claims, including commencing or defending suits, affecting the securities held at any time in the Fund, including claims in bankruptcy, class action securities litigation and other litigation; (ii) participate in such litigation or related proceedings with respect to such securities as the Adviser deems appropriate to preserve or enhance the value of the Fund, including filing proofs of claim and related documents and serving as “lead plaintiff” in class action lawsuits; (iii) exercise generally any of the powers of an owner with respect to the supervision and management of such rights or claims, including the settlement, compromise or submission to arbitration of any claims, the exercise of which the Adviser deems to be in the best interest of the Fund or required by applicable law, including the Employee Retirement Income Security Act; and (iv) employ suitable agents, including legal counsel, and to arrange for the payment of their reasonable fees, expenses and related costs from the Fund.

9.
Information and Reports. The Adviser shall keep the Fund informed of material developments relating to its duties as Adviser for the Fund of which the Adviser has, or should have, knowledge that would materially affect the Fund. In this regard, the Adviser shall provide the Fund and its officers with such periodic reports concerning the obligations the Adviser has assumed under this Agreement as the Fund may, from time to time, reasonably request.

(A)
Prior to each regular meeting of the Board of the Fund, the Adviser shall provide the Board with reports regarding the Adviser’s management of the Fund during the most recently completed quarter, which reports shall include the Adviser’s compliance with the Fund’s investment objectives and policies and the 1940 Act and applicable rules and regulations under the 1940 Act, each of which shall be in such form as may be mutually agreed upon by the Adviser and the Fund.

(B)
Each of the Adviser and the Fund shall provide the other party with a list, to the best of the Adviser’s or the Fund’s respective knowledge, of each affiliated person (and any affiliated person of such an affiliated person) of the Adviser or the Fund, as the case may be, and each of the Adviser and Fund agrees promptly to update such list whenever the Adviser or the Fund becomes aware of any changes that should be added to or deleted from the list of affiliated persons.

(C)
The Adviser shall also provide the Fund with any information reasonably requested by the Fund regarding the Adviser’s management of the Fund’s assets required for any shareholder report, amended registration statement or supplement to the prospectus or statement of additional information to be filed by the Fund with the SEC.

10.
Term. This Agreement shall remain in effect for an initial term of two years from the effective date hereof, and  thereafter for additional annual periods provided such continuance is approved at least annually by the vote of a majority of the Trustees of the Fund who are not “interested persons” (as defined in the 1940 Act) of the Fund, which vote must be cast in person  at a meeting called for the purpose of voting on such approval; provided, however, that:

(A)
the Fund may, at any time and without the payment of any penalty, terminate this Agreement upon 60 (sixty) days’ written notice of a decision to terminate this Agreement by: (i) the vote of the Trustees of the Fund; or (ii) by the Fund by the vote of a majority of the outstanding voting securities of the Fund;

(B)
the Adviser may, at any time and without the payment of penalty, terminate this Agreement upon 120 (one-hundred and twenty) days’ notice to the Fund;

(C)
this Agreement shall immediately terminate in the event of its assignment (within the meaning of the 1940 Act and the Rules); and

(D)
the terms of Sections 6, 7, 10, 12 and 15 of this Agreement shall survive the termination of this Agreement.

In the event of the assignment of this Agreement, the Adviser shall notify the Fund in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the 1940 Act, as will enable the Fund to consider whether an assignment as defined in Section 2(a)(4) of the 1940 Act will occur, and to take the steps necessary to enter into a new contract with the Adviser.

Further, in the event of the termination of this Agreement pursuant to item 10(C) of this Section, the Adviser agrees to pay the reasonable costs and expenses of the Fund (inclusive of the cost of the Fund’s legal counsel) directly arising out of such assignment and any actions taken by the Fund directly in response to such assignment, including not limited to, the costs and expenses of the Fund related to the approval of the new investment adviser to the Fund or special meetings of the Board and/or Fund shareholders (including the costs of any proxy solicitation that may be required).

11.
Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. An amendment to this Agreement shall not be effective until approved by the Board, including a majority of the Trustees who are not interested persons of the Adviser or of the Fund. To the extent legal counsel to the Fund concludes that shareholder approval of a particular amendment to this Agreement is required under the 1940 Act, such amendment will not be effective until the required shareholder approval has been obtained.

12.
Applicable Law. This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and shall be governed by the laws of the State of Delaware in a manner not in conflict with the provisions of the 1940 Act.

13.
Representations and Warranties.

(A)
Representations and Warranties of the Adviser. The Adviser hereby represents and warrants to the Fund as follows:

(i)
the Adviser is a corporation duly incorporated and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder;

(ii)
the Adviser is registered as an investment adviser with the SEC under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement;

(iii)
the Adviser will maintain, keep current and preserve on behalf of the Fund all books and records: (i) required pursuant to Rule 31a-1(b)(1), (2)(ii), (2)(iii), (3), (5) – (10), (12) and any records reasonably related thereto; or (ii) required in connection with such recordkeeping responsibilities as may be delegated by the Fund to the Adviser from time to time. The Adviser agrees that such records are the property of the Fund, and shall be surrendered to the Fund promptly upon request. The Fund acknowledges that Adviser may retain copies of all records required to meet the record retention requirements imposed by the Rules;

(iv)
the Adviser shall maintain a written code of ethics (“Code of Ethics”) complying with the requirements of Rule 204A-1 under the Advisers Act and Rule 17j-l under the 1940 Act and shall provide the Fund with a copy of the Code of Ethics and evidence of its adoption. It shall institute procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating its Code of Ethics. Each calendar quarter while this Agreement is in effect, a duly authorized compliance officer of the Adviser shall certify to the Fund that the Adviser has complied with the requirements of Rules 204A-1 and 17j-l during the previous calendar quarter and that there has been no material violation of its Code of Ethics, or of Rule 17j-1(b), and that no persons covered under its Code of Ethics have divulged or acted upon any material, non-public information, as such term is defined under relevant securities laws, and if a violation of the Code of Ethics has occurred, that appropriate action was taken in response to such violation. Annually, the Adviser shall furnish to the Fund a written report that complies with the requirements of Rule 17j-1 concerning the Adviser’s Code of Ethics. The Adviser shall permit the Fund to examine the reports required to be made by the Adviser under Rules 204A-1(b) and 17j-l(d)(1) and this subparagraph;

(v)
the Adviser has adopted and implemented, and throughout the term of this Agreement shall maintain in effect and implement, policies and procedures reasonably designed to prevent, detect and correct violations by the Adviser and its supervised persons, and, to the extent the activities of the Adviser in respect of the Fund could affect it, by the Fund, of “Federal Securities Laws” (as defined in Rule 38a-1 under the 1940 Act), and that the Adviser has provided the Fund with true and complete copies of its policies and procedures (or summaries thereof) and related information reasonably requested by the Fund. The Adviser agrees to cooperate with periodic reviews by the Fund’s compliance personnel of the Adviser’s policies and procedures, their operation and implementation and other compliance matters and to provide to the Fund from time to time such additional information and certifications in respect of the Adviser’s policies and procedures, compliance by the Adviser with Federal Securities Laws and related matters as the Fund’s compliance personnel may reasonably request. The Adviser agrees to promptly notify the Fund of any compliance violations that affect the Fund’s assets;

(vi)
the Adviser will provide the requisite certifications reasonably requested by the chief executive officer and chief financial officer of the Fund necessary for those named officers to fulfill their reporting and certification obligations on Form N-CSR as required under the Sarbanes-Oxley Act of 2002, as well as any other filings as reasonably requested by the Fund’s officers, to the extent that such reporting and certifications relate to the Adviser’s duties and responsibilities under this Agreement;

(vii)
the Adviser will immediately notify the Fund of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise. The Adviser will also immediately notify the Fund if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund; and

(i)
if required by applicable law to do so, (a) is or will be registered with the Commodity Futures Trading Commission (“CFTC”) in all capacities in which the Adviser is required under the Commodity Exchange Act and the CFTC’s regulations to be so registered and (b) is or will be registered with the National Futures Association.

(B)
Representations and Warranties of the Fund. The Fund hereby represents and warrants to the Adviser as follows:

(i)
the Fund has been duly organized as a statutory trust under the laws of the State of Delaware and is authorized to enter into this Agreement and carry out its terms;

(ii)
the Fund is registered as an investment company with the SEC under the 1940 Act;

(iii)
shares of the Fund are registered for offer and sale to the public under the 1933 Act; and

(iv)
such registrations will be kept in effect during the term of this Agreement.

14.
Notice. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Adviser at:
Buena Capital Advisors LLC
2261 Market Street, #5190
San Francisco, CA 94114
Attn: Wendy Li

To the Fund at:
Institutional Investment Strategy Fund
2261 Market Street, #5190

San Francisco, CA 94114
Attn: Arash Ghodoosi, President

1.
Confidentiality.

(a)
Each party to this Agreement expressly undertakes to protect and to preserve the confidentiality of all information and know-how made available under or in connection with this Agreement, or the parties’ activities hereunder, that is either designated as being confidential or which, by the nature of the circumstances surrounding the disclosure, ought in good faith be treated as proprietary or confidential (the “Confidential Information”).  The Adviser understands that the holdings, performance or any other information regarding the Fund is the property of the Fund and may be used by the Fund in the Fund’s discretion.  Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information but in any event using a reasonable standard of care, to keep confidential the Confidential Information.  Without the written approval of all of the parties to this Agreement, no party to this Agreement shall disclose Confidential Information except:  (i) to its employees, consultants, legal advisers or auditors having a need to know such Confidential Information; (ii) in accordance with a judicial or other governmental order or when such disclosure is required by law, provided that prior to such disclosure the receiving party shall provide the disclosing party with written notice and shall comply with any protective order or equivalent; or (iii) in accordance with a regulatory audit or inquiry, without prior notice to the disclosing party, provided that the receiving party shall obtain a confidentiality undertaking from the regulatory agency where possible.
(b)
No party to this Agreement may make use of any Confidential Information except as expressly authorized in this Agreement or as agreed to in writing between the parties.  However, the receiving party shall have no obligation to maintain the confidentiality of information that:  (i) it received rightfully from another party prior to its receipt from the disclosing party; (ii) the disclosing party discloses generally without any obligation of confidentiality; (iii) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed the disclosing party; or (iv) is independently developed by the receiving party without reliance upon or use of any Confidential Information.  Each party’s obligations under this clause shall survive for a period of two (2) years following the expiration or termination of this Agreement.
(c)
Notwithstanding anything herein to the contrary, each party to this Agreement may disclose any information with respect to the United States federal income tax treatment and tax structure (and any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction) of the transactions contemplated hereby.

15.
Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

16.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

INSTITUTIONAL INVESTMENT STRATEGY FUND		BUENA CAPITAL ADVISORS, LLC

By:	/s/	By:	/s/
Name:	Arash Ghodoosi	Name:	Wenwen McElhoe
Title:	President	Title:	President and Chief Investment Officer